SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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      |_|   Soliciting Material Pursuant to Section 240.14a-12

                              THE KOREA FUND, INC.
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                (Name of Registrant as Specified in its Charter)

                       CITY OF LONDON INVESTMENT GROUP PLC
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                       CITY OF LONDON INVESTMENT GROUP PLC
                   o 10 Eastcheap, London, England, EC3M 1LX o
           o 1125 Airport Road, Coatesville, PA, United States 19320 o
                      o 30 Cecil Street, Singapore 049712 o

                                                        September 15, 2004

              VOTE THE GOLD PROXY TO ELECT OUR INDEPENDENT NOMINEES
                      TO THE BOARD OF THE KOREA FUND, INC.

Dear Fellow Stockholder of The Korea Fund, Inc. (the "Fund"):

      We are seeking your support in electing two independent nominees(1), Julian Reid and Chris Russell, to the Board of Directors (the "Board") of the Fund at the Annual Meeting of Stockholders scheduled for October 6, 2004. We believe that Messrs. Reid and Russell are highly qualified, independent nominees with a wealth of experience who can bring fresh viewpoints to the Board to help ensure that the best interests of all Stockholders are represented. You can elect these nominees by signing, dating and returning the enclosed GOLD proxy card.

                        COMPARE OUR INDEPENDENT NOMINEES
           WITH THE FUND'S NOMINEES. IN OUR OPINION--IT'S NO CONTEST!

                             Who is more qualified?

The Fund would have you believe that its nominees are more qualified than the Independent Nominees.

FACT: The Fund's nominees have no Asian or Korean experience apart from serving on the Board of the Fund and have no closed-end fund experience apart from their experience with several funds managed by DeIM.

IN CONTRAST:

FACT: The Independent Nominees have extensive experience in both the closed-end fund industry and the Asian markets, including the Korean stock markets. Each lived and was based in Asia for many years.

Who is more qualified? In our opinion--it's no contest!

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(1)   Messrs. Reid and Russell have no current or prior relationship to the
      Fund, its management or Deutsche Investment Management Americas, Inc. ("DeIM"), the Fund's investment manager, and are, therefore, herein collectively referred to as the "Independent Nominees."

                            Who is truly independent?

The Fund would have you believe that its directors are truly independent and serve all the Stockholders while claiming that the Independent Nominees are conflicted because they are "primarily interested in pursuing an agenda that will benefit City of London..."

FACT: The Fund's nominees have numerous ties to DeIM, each serving on the Boards of three other funds managed by DeIM and each receiving an aggregate of more than $50,000 in fees last year from such DeIM-managed funds and from DeIM directly.

FACT: One of the Fund's nominees is a managing director of an affiliate of DeIM.

IN CONTRAST:

FACT: The Independent Nominees are completely independent, have no affiliation with City of London or with any of the other Stockholders and are committed to representing the best interests of all of the Stockholders.

FACT: The Independent Nominees have no affiliation with DeIM and have agreed not to serve on the board of any other fund currently managed by DeIM and not to accept any fees from DeIM.

Who is truly independent? In our opinion--it's no contest!

          Who do you think is more closely aligned with your interests?

The Fund would have you believe that City of London interests are not aligned with yours and that the goal of City of London is to increase its opportunities to realize arbitrage profits from trading in and out of Shares of your Fund.

FACT: All of the Fund's directors own only 0.02% of the Fund's Shares in the aggregate and have numerous ties to DeIM.

IN CONTRAST:

FACT: City of London has been a Stockholder in the Fund for more than three years and has owned in excess of 3% of the Shares at all times during the last two years.

FACT: City of London's ownership of the Fund's Shares has steadily increased over the last two years to 9.8% and we believe we are now the Fund's second largest Stockholder.

FACT: City of London expects to remain a Stockholder of the Fund even if the Fund makes a meaningful tender offer or takes other significant steps to reduce the discount.

FACT: City of London has made investments in many other closed-end funds and has supported the boards in those instances in which City of London believed that they were acting in the best interest of all of the stockholders of such funds--even if it meant that City of London would forego realizing short-term profits. The board of the Taiwan Greater China Fund, a New York Stock Exchange listed closed-end fund that is not managed by DeIM, for example, commended City of London for its support in a July 2004 press release, wherein the Taiwan Greater China Fund stated that "[w]e also continue to appreciate the support of City of London Investment Management Group, which owns approximately 12.5% of the Fund's outstanding shares, for the Board's recommendation that shareholders vote against the proposal to convert the Fund into an open-end investment company."(2)

Who do you think is more closely aligned with your interests? In our opinion--it's no contest!

             Who will be more responsive to Stockholders' interests?

The Fund would have you believe that it is responsive to Stockholders' interests.

FACT: Notwithstanding the fact that the holders of more than 61% of the Fund's Shares accepted the 10% tender offer conducted by the Fund in the first quarter of 2004 (a clear sign to City of London that Stockholders desire a meaningful opportunity to realize close to NAV for their Shares), the Board has refused to authorize a significant cash tender.(3)

FACT: The Board has allowed to remain in place a by-law amendment, adopted in 1996, which makes it much more difficult for Stockholders to call special meetings to have their voices heard.

FACT: The Board is so insensitive to Stockholder democracy that it has sought to impede our ability to communicate with you by refusing to make available to us, despite repeated demands, certain information concerning the identity of Stockholders that it has in its possession.

IN CONTRAST:

FACT: The Independent Nominees are committed to communicating with Stockholders with the intention of insuring that Stockholders' interests are represented on the Board including, if desired, by seeking Board actions designed to provide Stockholders with a meaningful opportunity to realize close to NAV for their Shares.

FACT: The Independent Nominees are committed to seek a repeal of the restrictive by-law amendment that limits your ability to be heard.

FACT: The Independent Nominees are committed to seeking directors on the Board, including replacements for the two current directors who are scheduled to retire in 2005, who are truly independent and free of ties to DeIM.

Who will be more responsive to Stockholders' interests? In our opinion--it's no contest!

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(2)   The Board is resorting to the same, tired charges that DeIM-managed funds have employed in the past when stockholders challenge the cozy relationship between DeIM and a fund's board. In the recently concluded election contest at the DeIM-managed The Brazil Fund, that fund (with the same board as the Fund) also tried to label Carrousel Capital, the entity that initiated the contest, an "arbitrageur." The stockholders of The Brazil Fund apparently were unmoved by the fund's charges. They rejected the same two individuals that the Fund has nominated and you should do the same!

(3) The Fund persists in attempting to justify its lack of responsiveness by arguing that such a tender offer could cause the Fund's expense ratio to increase. We urge you to disregard the Fund's scare tactics and focus on what we believe is far more significant. First, we do not believe it is necessary for a large tender offer to cause a meaningful increase in the expense ratio. We believe a smaller fund can and should be managed at an expense ratio that is comparable to the existing ratio. Second, even if there is a modest increase in expense ratio as a result of a significant tender offer, we believe, as demonstrated by the dramatic response to the Fund's previous tender offer, that increase is an insignificant detriment when compared to the significant benefit to all Stockholders of being able to monetize their investment if they so choose.

        Who is more responsible for the recent narrowing of the discount to NAV at which the Fund's Shares trade?

The Fund would have you believe that it is responsible for the very recent reduction in the discount, a position we warned you in our last letter to you that it would take.

FACT: The Fund's Shares traded at an average discount to NAV of approximately 19.2% for the five-year period preceding the date we filed our preliminary proxy materials on August 10, 2004. On that date the discount was approximately 14%.

FACT: After we filed our preliminary proxy materials indicating that we had nominated the Independent Nominees, the discount went below 10% on a consistent basis. We believe it is far more likely that the recent narrowing of the discount is largely a result of our nomination of the Independent Nominees and the anticipation by Stockholders of a more independent and Stockholder friendly Board than a result of anything undertaken by the Board.

Who is more responsible for the recent narrowing of the discount to NAV at which the Fund's Shares trade? In our opinion--it's no contest!

      IS THE FUND'S PERFORMANCE REALLY AS GOOD AS THE FUND IS TELLING YOU?
                               WE DON'T THINK SO!

      The Fund repeatedly refers to what it labels its "superior" performance compared to the Korean Composite Index ("Kospi"), the Fund's "benchmark." The President and Fellows of Harvard College ("Harvard"), a university with more than $19 billion in its endowment to manage and by far the Fund's largest Stockholder, has advised the Fund in writing that Harvard does not benchmark its Korean investments against the Kospi but uses instead the MSCI index. In a letter to the Fund dated March 15, 2004, Harvard states, "The MSCI Korea index is not just Harvard's benchmark; we believe it is the most widely used measurement among institutional investors. The alternative is the IFC index."

      City of London also believes that the MSCI Korea index and the IFC index are more widely accepted indices in the institutional investment community. City of London would characterize the Fund's performance against those indices over the last three years(4) as anything but superior. Although the Fund has outperformed the Kospi in the most recent one and three year periods, it has underperformed both the MSCI and IFC indices in each of such periods.(5)

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                                             6 mo        1 yr         3 yr
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Korea Fund NAV                              +2.52%      +24.15%      +21.18%
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Kospi                                       +0.43%      +21.10%      +14.12%
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MSCI Korea Total Return                     +1.63%      +27.57%      +23.48%
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IFC Korea Global Total Return               +3.25%      +28.62%      +22.46%
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(4)   Periods ended June 30, 2004. Source: Bloomberg.

(5) The only period shown in which the Fund has outperformed either MSCI or IFC is the six-month period against the MSCI index.

               REMEMBER: YOU CAN VOTE FOR THE INDEPENDENT NOMINEES
                           ONLY ON THE GOLD PROXY CARD

      PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE THAT HAS BEEN PROVIDED. You should not return any proxy card sent to you by the Fund if you wish to vote FOR the election of the Independent Nominees to the Board. If you have already returned the proxy card sent to you by the Fund, you have the right to REVOKE that proxy by signing, dating and mailing a later-dated GOLD proxy card in the envelope provided.

      A protest vote of "Withhold Authority" on the Fund's proxy card may revoke an earlier vote for the Independent Nominees on the GOLD proxy card. Please make certain that the latest dated and signed proxy you return is the GOLD proxy card. Only your latest dated and signed proxy counts.

      A GOLD proxy card that is returned to us will be voted as you indicate on it. If a signed GOLD proxy card is returned without a vote indicated thereon, the Shares represented thereby will be voted FOR the election of the Independent Nominees and FOR the termination of the Investment Management Agreement.

      Thank you for your support in helping to cause the Fund to be committed to good corporate governance and take meaningful actions designed to narrow the discount to NAV at which the Shares trade and to maximize value on behalf of all of the Stockholders.

                                             Sincerely yours,


                                             Barry M. Olliff
                                             Director
                                             City of London Investment Group PLC

                  IMPORTANT INFORMATION FOR STREET-NAME HOLDERS

      If you hold your Shares in the name of a bank or brokerage firm, your bank or broker must receive your specific instructions before they can vote your Shares. Please make certain that your vote is counted for the Independent Nominees by signing, dating and returning the GOLD proxy card in the envelope provided.

                          Internet and Telephone Voting

      Holders in many banks and brokerage firms will be able to vote by internet or by toll-free telephone. Instructions for internet and telephone voting in most cases will be included on the enclosed GOLD voting form that has been provided by your broker or bank. We urge you to take advantage of the opportunity to vote your GOLD proxy card today by following the instructions on the GOLD voting form for using the internet or toll-free telephone.

If you have any questions, please contact:

                               Morrow & Co., Inc.
                                 445 Park Avenue
                            New York, New York 10022
                          Call toll free: 800-607-0088
                 Bankers and Brokers Call Collect: 212-754-8000